UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2018

SPIRIT REALTY CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland (Spirit Realty Capital, Inc.)	001-36004	20-1676382 (Spirit Realty Capital, Inc.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
 2727 North Harwood Drive, Suite 300
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 476-1900
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

w	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

w	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

w	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

w	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 27, 2018, Spirit Realty Capital, Inc. (the “Company”) announced that the board of directors (the “Board”) of the Company increased the size of the Board from seven to eight members and elected Diana Laing to the Board effective immediately for a term continuing until her successor has been duly appointed and qualified. Ms. Laing was appointed to the Audit Committee of the Board and as the chair of the Audit Committee. The Board determined that Ms. Laing qualifies as an independent director under the independence standards set forth in the rules and regulations of the SEC and the applicable listing standards of the New York Stock Exchange (the “NYSE”), and that Ms. Laing satisfies the financial literacy and other requirements for audit committee members and is an audit committee financial expert under the rules and regulations of the SEC and applicable NYSE listing standards. There are no arrangements or understandings between Ms. Laing and any other person pursuant to which she was selected as a director. Additionally, there are no transactions involving the Company and Ms. Laing that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. In connection with her election, Ms. Laing entered into an indemnification agreement with the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1	Press Release dated August 27, 2018